UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2024

Coya Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41583	85-4017781
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5850 San Felipe St., Suite 500 Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 587-8170

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	COYA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2024, the Compensation Committee of the Board of Directors (the “Board”) of Coya Therapeutics, Inc. (the “Company”) approved certain employment agreements with Dr. Howard Berman (the “Berman Employment Agreement”), the Company’s outgoing Chief Executive Officer, and Dr. Arun Swaminathan (the “Swaminathan Employment Agreement”), the Company’s incoming Chief Executive Officer and current Chief Business Officer.

As previously disclosed, effective October 31, 2024, Dr. Berman resigned as the Company’s Chief Executive Officer and Dr. Swaminathan was appointed as the Company’s Chief Executive Officer, effective November 1, 2024. After his resignation, Dr. Berman remains a member of the Board.

Certain biographical information about Dr. Swaminathan was previously disclosed in the Company’s current report on Form 8-K, filed with the Securities and Exchange Commission on August 19, 2024, and is incorporated by reference herein.

Swaminathan Employment Agreement

The Swaminathan Employment Agreement provides for Dr. Swaminathan to serve as Chief Executive Officer and provides for an annual base salary of $525,000, subject to periodic review and adjustment in the sole discretion of the Board. In addition, Dr. Swaminathan is eligible to receive an annual bonus, which is targeted at up to 50% of his base salary but which may be adjusted by the Board based on achievement of goals and objectives established by the Company. Pursuant to the terms of the Swaminathan Employment Agreement, Dr. Swaminathan is eligible to receive, from time to time, equity awards under our existing equity incentive plan, or any other equity incentive plan the Company may adopt in the future, and the terms and conditions of such awards, if any, will be determined by the Board in its discretion.

If Dr. Swaminathan is terminated for Cause (as defined in the Swaminathan Employment Agreement), all severance obligations under the Swaminathan Employment Agreement cease, except for payment of any Accrued Obligations (as defined in the Swaminathan Employment Agreement). If Dr. Swaminathan is terminated without Cause, he is due continued payment of his annual base salary for 12 months, and a pro rata portion of his annual bonus for the fiscal year in which the termination occurs, each contingent upon Dr. Swaminathan executing a severance and general release agreement.

The Company or Dr. Swaminathan may terminate employment with the Company at any time, without any advance notice, for any reason or no reason at all.

Berman Employment Agreement

The Berman Employment Agreement provides for Dr. Berman to serve as Executive Chairman and provides for an annual base salary of $420,000. In addition, Dr. Berman is eligible to receive an annual bonus, which is targeted at up to 50% of his base salary but which may be adjusted by the Board based on achievement of goals and objectives established by the Company. Pursuant to the terms of the Berman Employment Agreement, Dr. Berman is eligible to receive, from time to time, equity awards under our existing equity incentive plan, or any other equity incentive plan the Company may adopt in the future, and the terms and conditions of such awards, if any, will be determined by the Board in its discretion.

If Dr. Berman is terminated for Cause (as defined in the Berman Employment Agreement), the Company’s obligations under the agreement cease entirely, with the exception of any Accrued Obligations (as defined in the Berman Employment Agreement). If Dr. Berman is terminated without Cause, he is entitled to continued payment of his base salary for a period of 12 months, and a prorated annual bonus for the fiscal year in which termination occurs, each contingent upon Dr. Berman’s execution of a severance and general release agreement.

The Company or Dr. Berman may terminate employment with the Company at any time, without any advance notice, for any reason or no reason at all.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between Coya Therapeutics, Inc. and Dr. Arun Swaminathan, dated October 30, 2024.

10.2	Employment Agreement between Coya Therapeutics, Inc. and Dr. Howard Berman, dated October 30, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COYA THERAPEUTICS, INC.

Date: October 31, 2024	By:	/s/ Howard Berman
Howard Berman Chief Executive Officer